Exhibit 10.8

CANTAT-3

SUBMARINE CABLE SYSTEM

CONSTRUCTION AND MAINTENANCE AGREEMENT

TABLE OF CONTENTS

PARAGRAPH

1.	Definitions

2.	Cable System Segments

3.	Provision and Ownership of Segments and Additional Property

4.	Establishment of the CANTAT-3 Management Committee

5.	Procurement Group

6.	Supply of Segment F

7.	Definition of Costs of Segment F

8.	Costs of Segment F, Allocation and Billing

9.	Obligation to Provide Transiting and Other Facilities to Extend Cable System Capacity

10.	Obligation to Connect the Cable System with Inland Systems

11.	Assignment and Use of Notional Capacity

12.	Increase of Notional Capacity and Use of Common Reserve Capacity

13.	Increase or Decrease of Design Capacity

14.	Duties and Rights as to Operation and Maintenance of Segments

15.	Allocation and Billing of the Operating and Maintenance Costs of Segment F

16.	Currency and Place of Payment

17.	Use of Segments A, B, C, D and E

18.	Keeping and Inspection of Books for Segments A through F

19.	Ratification of Prior Decisions and Actions

20.	Duration of Agreement and Realization of Assets

21.	Obtaining of Approvals

22.	Relationship Between and Among the Parties

23.	Assignment of Rights and Obligations

24.	Default

25.	Admission of Additional Parties

26.	Waiver

27.	Sharing of Contractual Obligations and Liability

28.	Settlement of Disputes

29.	Paragraph Headings

30.	Execution of Agreement and Amendments

31.	Successors Bound

32.	Severability

33.	Treatment of the Intra-Europe Capacity

34.	Treatment of the Faroe Islands

35.	Entire Agreement

36.	Testimonium

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SCHEDULES

Schedule 1	–	Initial Parties to the CANTAT-3 Construction and Maintenance Agreement

Schedule 2	–	Voting and Ownership Interests and Allocation and Capital Costs in the CANTAT-3 Cable System

Schedule 3	–	Allocation of Operating and Maintenance Costs of Segment F

Schedule 4	–	Allocation of Capital, Operating and Maintenance Costs of Segments A, B, C, D and E

Schedule 5	–	Assignments of MIUs in the CANTAT-3 Cable System

ANNEXES

Annex I	–	Subcommittees Mandate and Terms of Reference

Annex II	–	Mandate and Terms of Reference for the Procurement Group

Annex III	–	Terms of Reference for the Central Billing Party for Supply Contract and Non-Supply Costs of the Cable System

Annex IV	–	Cable System Configuration

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CANTAT-3 SUBMARINE CABLE SYSTEM

CONSTRUCTION AND MAINTENANCE AGREEMENT

This Agreement made and entered into, between and among the Parties signatory hereto, hereinafter collectively called the “Parties” individually called the “Party”, which Parties are more fully identified in Schedule 1 attached hereto,

W I T N E S S E T H:

WHEREAS, digital telecommunication services are being provided between the North American continent, in the west, and the continent of Europe, in the east, by means of transatlantic submarine cable and satellite facilities; and

WHEREAS, a Memorandum of Understanding, herein after called the “MOU”, to plan for the construction of the CANTAT-3 Fiber Optic Submarine Telecommunications Cable System was signed on April 2, 1992 and the Supplemental MOU, hereinafter called the “Supplemental MOU”, signed on July 3, 1992 between and among the Initial Parties to supplement such facilities by providing an optical fiber submarine cable system linking North America and Northern Europe, hereinafter called the “Cable System”, which will be used to provide telecommunications services between points in or reached via Canada in the west, and points in or reached via Iceland, the United Kingdom, Denmark and Germany in the east; and

WHEREAS, it is the intention of the Parties to provide and construct the Cable System by August 30, 1994, and thereafter to maintain it and operate it jointly, in the most cost effective manner; and

WHEREAS, it is the intention of the Parties to provide capacity for restoration of other cable systems in the Atlantic and connecting regions; and

WHEREAS, it is the intention of the Parties to acquire an investment share in the Cable System corresponding to the quantity of MIUs to meet their needs through at least the year 2005; and

WHEREAS, the Parties intend to invite correspondents and other Carrier Users to become Parties to this Agreement; and

WHEREAS, the MOU states that the MOU shall continue in effect until the CANTAT-3 Construction and Maintenance Agreement, herein after called the “Agreement”, is executed; and

WHEREAS, the Parties now desire to define the terms and conditions upon which the Cable System will be provided, constructed, maintained and operated.

NOW, THEREFORE, the Parties, in consideration of the mutual covenants herein expressed, covenant and agree with each other as follows:

1.             Definitions

The following definitions shall apply throughout this Agreement:

1.1           Basic System Module:  The Basic System Module of the Cable System shall consist of a Virtual Container 4 (VC-4) Higher Order Path, operating at 155,520 Kilobits per second (kbit/s), (STM-l) or alternatively a 139,264 kbit/s digital line section, with interface in accordance with CCITT Recommendations G703 and G707 to G709;

1.2           Bit Sequence Independence:  The property of a binary transmission channel, telecommunication circuit or connection that permits all sequences of binary signal elements to be conveyed over it at its specified bit rate, without change to the value of any signal elements in accordance with the appropriate CCITT Recommendations;

1.3           Branching Unit or BU:  A Branching Unit, required at each junction point of the Cable System, shall consist of a housing and any associated equipment;

1.4           Cable Landing Point:  Cable Landing Point shall be the beach joint at each cable landing location or mean low water mark of ordinary spring tides if there is no beach joint;

1.5           Carrier User:  Any entity, not a Party to this Agreement, authorized or permitted, under the laws of its respective country, to acquire and use facilities for the provision of telecommunications services;

1.6           Common Reserve Capacity:  The Common Reserve Capacity is the unassigned capacity in excess of the Notional Capacity and being the difference between the Design Capacity and the Notional Capacity;

1.7           Country:  The word “country” as used in this Agreement shall mean a country, territory or place as appropriate;

1.8           Design Capacity:  The total capacity within the Cable System shall be equal to 3024 MIUs of which 1008 MIUs are available for restoration, except for Subsegment F2 which shall have a capacity of 2016 NIUs of which zero (0) MIU are available for restoration and Subsegment F5 which shall have a capacity of 4032 MIUs of which 1008 MIUs are available for restoration;

1.9           Initial Parties:  Initial Parties shall mean all those Parties as more fully described in Schedule 1;

1.10         Initial Intra-Europe Parties:  Shall mean DBPT, BT and TD;

1.11         Intra-Europe Capacity:  Shall mean the capacity defined in Schedule 5.13 between System Interfaces in the United Kingdom, Denmark and Germany;

1.12         Intra-Europe Parties:  Shall mean those Parties acquiring Intra-Europe Capacity as identified in Schedule 5.13;

1.13         Minimum Investment Unit or MIU:  A unit designated as the minimum unit of investment between System Interfaces of the Cable System shall consist of a Virtual Container 12 (VC-12), allowing the use of 2,048,000 bits per second (nominal 2 Mbit/s) digital stream jointly assigned between two Parties or wholly assigned to a Party, which will be used for purposes of ownership allocation.  There are 63 MIUs in each Basic System Module;

1.14         Notional Capacity:  The total assigned capacity, which includes any Underwritten Capacity between System Interface locations as indicated in Schedules 5.11 and 5.12, which is intended to satisfy requirements of the Parties through at least the year 2005;

1.15         Paid:  When referring to a payment hereunder, shall mean that the funds are available for immediate use by the recipient;

1.16         Ready For Commercial Service or (RFCS) Date:  The date on which the Cable System will be available for commercial service, planned for September 30, 1994;

1.17         Ready For Provisional Acceptance or (RFPA) Date:  The date on which a Certificate of Provisional Acceptance is issued pursuant to the terms and conditions set forth in the Supply Contract, planned for August 30, 1994;

1.18         Schedules:  Schedules shall be the initial schedules attached hereto and made a part hereof and any written amendments thereto or any schedule substituted therefor in accordance with the provisions of this Agreement;

1.19         Supply Contract:  Supply Contract refers to the contract to be placed with the supplier for Segment F;

1.20         System Interface:  The System Interface shall be the input/output ports on a distribution frame (excluding the distribution frame itself) which shall terminate either electrical or optical cables from the Cable System.  These terminations shall be in accordance with CCITT recommendations G703, G708, G709 and G957 and shall be of STM-l and or 139,264 kbit/s capacity.  The distribution frame shall be regarded as a System Interface Location where the Cable System connects with other transmission facilities or equipment;

1.21         Terminal Parties:  The Terminal Parties are TELEGLOBE, IPT, BT, TD, and DBPT;

1.22         Underwritten Capacity:  Underwritten Capacity is that part of the wholly owned assigned capacity held by the Terminal Parties over and above their requirement, as indicated in Schedule 5.

2.             Cable System Segments

In accordance with the arrangements contained in this Agreement, the Cable System shall be engineered, provided, constructed, maintained and operated between and among, a terminal in Canada, a terminal in Iceland, a terminal in the United Kingdom, a terminal in Denmark and a terminal in Germany, which for purposes of this Agreement, shall be regarded as consisting of the following Segments:

2.1           Segment A:           A cable station at Mill Village, Nova Scotia, Canada.

Segment B:            A cable station at Vestmannaeyjar, Iceland.

Segment C:            A cable station at Redcar, United Kingdom.

Segment D:            A cable station at Blaabjerg, Denmark.

Segment E:            A cable station at Sylt, Germany.

Segments A, B, C, D and E shall each consist of an appropriate share of land, civil work, equipment and buildings at the specified locations for the cable landing and for the cable right-of-way and ducts between a cable station and its respective Cable Landing Point, and an appropriate share of common services and equipment other than services and equipment associated solely with the Cable System, at each of those locations together with equipment in each of those cable stations solely associated with the Cable System, but which is not a part of Segment F.

2.2           Segment F:  The whole of the submarine cable provided between and among, and including the System Interfaces at the cable stations defined in Subparagraph 2.1, consisting of Subsegments Fl, F2, F3, F4, F5, F6 and F7 as shown in Annex IV:

Subsegment F1:  That part of Segment F between and including the System Interface at the cable station in Canada, Segment A, and BU1, including a three-eight (3/8) portion of BU1;

Subsegment F2:  That part of Segment F between BU1 and the System Interface at the cable station in Iceland, Segment B, including a one-quarter (1/4) portion of BU1;

Subsegment F3:  That part of Segment F between BU1 and BU2 including a three-eight (3/8) portion of BU1 and a three-tenths (3/10) portion of BU2;

Subsegment F4:  That part of Segment F between BU2 and the System Interface of the cable station in the United Kingdom, Segment C, including a three-tenths (3/10) portion of BU2;

Subsegment F5:  That part of Segment F between BU2 and BU3 including a two-fifths (2/5) portion of BU2 and a two-fifths (2/5) portion of BU3;

Subsegment F6:  That part of Segment F between BU3 and the System Interface of the cable station in Denmark, Segment D, including a three-tenths (3/10)  portion of BU3;

Subsegment F7:  That part of Segment F between BU3 and the System Interface of the cable station in Germany, Segment E, including a three-tenths (3/10) portion of BU3.

Segment F shall also include:

2.2.1        all transmission equipment, power feeding equipment and special test equipment directly associated with the submersible plant;

2.2.2        the transmission cable equipped with appropriate repeaters and joint housings between the cable stations and the branching units and between the branching units themselves; and

2.2.3        the sea earth cable and electrode system and/or the land earth system, or an appropriate share thereof, associated with the Cable System power feeding equipment.

3.             Provision and Ownership of Segments and Additional Property

3.1           Segment A of the Cable System shall be provided and owned by TELEGLOBE.

3.2           Segment B of the Cable System shall be provided and owned by IPT.

3.3           Segment C of the Cable System shall be provided and owned by BT.

3.4           Segment D of the Cable System shall be provided and owned by TD.

3.5           Segment E of the Cable System shall be provided and owned by DBPT.

3.6           Segment F shall be provided in accordance with Paragraphs 4, 5, 7, 8 and 18 of this Agreement and shall be owned by the Parties in common undivided shares, in the proportions set forth in Schedule 2.

3.7           In this Agreement, references to any Segment however expressed, shall be deemed to include, unless the context otherwise requires, additional property incorporated therein by agreement of the Parties.  Each Segment shall be regarded as including its related spare and standby units and components, including, but not limited to, submersible repeaters, cable lengths, and terminal equipment, or a proportionate share thereof.

3.8           The configuration of the Cable System shall be as shown in Annex IV and shall not be changed without the agreement of the Terminal Parties.

3.9           The planning and development of the Cable System shall be based on the use of proven Synchronous Digital Hierarchy (SDH) technology judged suitable for implementation at the projected RFPA Date, employing the transmission rate necessary to meet the capacity requirements of the Parties, which shall be nominal 2.5 Gbit/s or higher per fiber pair.

4.             Establishment of the CANTAT-3 Management Committee

4.1           For the purpose of directing the progress of the engineering, provision, installation, bringing into service and continued operation of the Cable System, the Parties shall form a CANTAT-3 Cable System Management Committee herein called the “Management Committee”, consisting of one representative of each of the Parties to this Agreement.  Except as otherwise provided in this Agreement, which exception shall include decisions made by the Procurement Group in accordance with their Mandate and Terms of Reference, the Management Committee shall make all decisions necessary on behalf of the Parties to effect the purposes of this Agreement.

4.2           TELEGLOBE shall provide the Coordinator of the Management Committee.  The Management Committee shall meet on the call of the Coordinator or whenever requested by one or more Parties representing at least five percent (5%) of the total voting interests specified in Schedule 2.  Two or more Parties may designate the same person to serve as their representative at specific meetings of the Management Committee and its Subcommittees established pursuant to Subparagraph 4.5 of this Agreement.  The Coordinator shall give at least thirty (30) days’ advance notice of each meeting, together with a copy of the draft agenda.  In case of emergency, such notice period may be reduced where at least seventy-five percent (75%) of the total ownership interest is in agreement.  Discussion documents for the meeting should be made available to members fourteen (14) days before the meeting, but the Management Committee may agree to discuss papers distributed on less than fourteen (14) days’ notice.  For the conduct of its meetings, the Management Committee shall elect a Chairperson for each meeting.

4.3           All decisions made by the Management Committee shall be subject, in the first place, to consultation among the Parties who shall make every reasonable effort to reach agreement with respect to matters to be decided.  However, in the event agreement cannot be reached, the decision will be carried on the basis of a vote of at least two Parties, including at least one Party accessing the Cable System through a European Terminal Party’s cable station and one Party accessing the Cable System through the North American Terminal Party’s cable station, representing a two-third (2/3) majority of the total voting interests in Segment F as specified in Schedule 2.  Votes of the members of the Management Committee shall be weighted in proportion to the relative voting interests of the Parties they represent, as specified in Schedule 2.  A member of the Management Committee representing more than one Party shall separately cast the votes to which each such Party is entitled.

4.4           No decisions of the Management Committee, or its Subcommittees or the Procurement Group shall override any provisions of this Agreement and in any way diminish the right or prejudice the interests granted to any Party or Parties under this Agreement.

4.5           To aid the Management Committee in the performance of its duties, the following subcommittees shall be formed, and said subcommittees, under the direction of the Management Committee, shall be responsible for their respective areas of interest listed in Annex I and any other areas of interest designated by the Management Committee:

4.5.1        Technical and Operational Subcommittee, hereinafter called the “T & O Subcommittee”.

4.5.2        Financial and Commercial Subcommittee, hereinafter called the “F & C Subcommittee”.

4.6           Subcommittees shall meet as required.  Meetings of a subcommittee may be called to consider specific questions at the discretion of its Chairperson or whenever requested by one or more Parties representing at least five percent (5%) of the voting interests specified in Schedule 2.  The respective Chairperson of each such Subcommittee, or its designated representative, shall attend the Management Committee.  The Management Committee shall determine whether any of its Subcommittees should remain in existence.  If the Management Committee determines that one or more of its Subcommittees shall not remain in existence, then the responsibilities assigned to a Subcommittee whose existence has been terminated under this Subparagraph 4.6 shall revert to the Management Committee.

4.7           The Chairperson of the Procurement Group shall report to the Management Committee in respect of all the activities of the Procurement Group in accordance with the requirements of the Management Committee.  The Chairperson of the

Procurement Group shall not be a member of the Management Committee but shall normally attend its meetings.

4.8           The Management Committee authorizes the Central Billing Party to assume the functions of centralized billing.  The Central Billing Party shall have terms of reference as set forth in Annex III.

4.9           The Management Committee may establish such other subcommittees or groups as it shall determine at its discretion to provide assistance in the performance of its responsibilities.

5.             Procurement Group

5.1           The Procurement Group consisting of representatives from the Terminal Parties as established under the terms of the MOU, shall remain in function and shall continue under the direction of the Management Committee.  The members of the Procurement Group shall act as trustees for the Parties to this Agreement and be solely responsible for all actions as may be required to execute the Supply Contract, on a joint, but not joint and several, basis with the supplier, to provide Segment F of the Cable System.

5.2           The Procurement Group’s Mandate and Terms of Reference are contained in Annex II.

5.3           In the event that Segment F, or any part thereof, fails to meet the specifications stated in the Supply Contract for its provision or is not engineered, provided, installed and ready in sufficient time to permit Segment F to be provisionally accepted on or before the planned RFPA Date, the Procurement Group shall take such action as may be necessary to exercise the rights and remedies available under the Supply Contract.  Such actions by the Procurement Group shall be subject to any directive deemed necessary by the Management Committee.

5.4           Each of the Parties shall be entitled on request and at its own expense to receive from the Procurement Group a copy of the Supply Contract subject to the acceptance by each such Party of any reasonable conditions of confidentiality imposed by the Supply Contract.

5.5           The Procurement Group shall ensure that the Supply Contract specifies an RFPA Date for or before August 30, 1994 for the Cable System.

5.6           The Procurement Group shall continue to function until the RFPA Date or until otherwise determined by the Management Committee.

5.7           The Procurement Group shall continue with the responsibilities and activities established under the MOU and shall undertake the on-going tasks of coordinating and managing the overall project during construction of the Cable System.

5.8           All decisions and recommendations to the Management Committee made by the Procurement Group in accordance with this Agreement shall be subject, in the first place, to consultation among the members of the Procurement Group who shall make every reasonable effort to reach agreement with respect to matters to be decided.  However, in the event agreement cannot be reached, each decision and/or recommendation shall be made on the basis of a vote of at least three Parties, representing a two-third (2/3) majority of the total voting, interests of the Procurement Group Parties.  For such purposes, the voting percentages of the Procurement Group Parties shall be determined by mathematically factoring their aggregate amount from Schedule 2 to one hundred percent (100%).  A member of the Procurement Group representing more than one Party shall separately cast the votes to which each Party he represents is entitled.

6.             Supply of Segment F

6.1           The supply of Segment F shall be through a Supply Contract, to be placed by the Procurement Group with a supplier to be designated by the Procurement Group, pursuant to Paragraph 5 of this Agreement.  The placing of the Supply Contract by the Procurement Group shall be subject to authorization by the Management Committee established pursuant to Paragraph 4 of this Agreement.

6.2           The members of the Procurement Group shall not be liable to any other Party or Parties for any loss or damage sustained by reason of a supplier’s failure to perform in accordance with the terms and conditions of its Supply Contract, or as a result of the Cable System not being ready for the RFPA Date on or before the date specified in the Supply Contract, or if the Cable System does not perform in accordance with the technical specifications and other requirements of the Supply Contract, or the Cable System is not integrated or placed into operation.  The Parties recognize that the Procurement Group does not guarantee or warrant:

6.2.1        The performance of the Supply Contract by the supplier;

6.2.2        The performance or reliability of Segment F of the Cable System;

6.2.3        That the Cable System will be integrated or placed into operation;

6.2.4        The Parties hereby agree that nothing in this Agreement shall be construed as such a guarantee or warranty.

6.3           The Procurement Group shall ensure that the Supply Contract specifies that Segment F of the Cable System provided pursuant to the Supply Contract shall be available for the RFPA Date on or before August 30, 1994.

6.4           The Procurement Group shall ensure that the Supply Contract shall afford them or their designated representatives reasonable rights of access to examine, test and inspect the Cable System submarine cable equipment, materials, supplies and observe manufacturing, assembly and installation activities.

7.             Definition of Costs of Segment F

7.1           The costs incurred by the Terminal Parties under the MOU as per a budget authorized and any supplements thereto, as well as the Instruction to Proceed dated July 31, 1992, shall be included as part of the costs, or capital costs, of Segment F.

7.2           Costs, or capital costs, as used herein, shall include such amounts as shall be provided in the Supply Contract for the supplier to engineer, provide and install Segment F, or to cause it to be engineered, provided and installed.  The costs, or capital costs, of Segment F shall also include other costs incurred under the direction of the Procurement Group, and those costs, or capital costs, directly incurred by the Terminal Parties which shall be fair and reasonable in amount and not included in the Supply Contract, and which have been directly and reasonably incurred for the purpose of, or to be properly chargeable in respect of, such engineering, provision, construction, installation and laying of Segment F, including, but not limited to, the costs of engineering, design, materials, manufacturing, procurement and inspection, installation, removing, with appropriate reduction for salvage, cable ship and other ship costs, route survey, burying, testing associated with laying or installation, customs duties, taxes except income tax imposed upon the net income of a Party, appropriate financial charges attributable to other Parties’ shares of costs incurred at the rate at which such Party generally incurred such financial charges, supervision, billing activities, overheads and insurance or a reasonable allowance in lieu of insurance if such Party elects to carry a risk itself, being a risk which is similar to one against which, the Terminal Party has insured against which insurance is usual or recognized or would have been reasonable.

7.3           Such costs shall include those costs and expenses incurred by the Central Billing Party and by the Procurement Group in fulfilling their responsibilities as set forth in Annex III and Paragraph 5 respectively and approved by the Management Committee.

7.4           Such costs shall exclude costs incurred by the Parties hereto in the holding of Management Committee meetings and meetings of the F & C and T & O Subcommittees established pursuant to Subparagraph 4.5 of this Agreement or the attendance by the Parties’ representatives at such meetings.

7.5           Capital costs shall also include the costs of any additional work or property incorporated in Segment F subsequent to the RFPA Date by agreements of the Parties.

7.6           Each Terminal Party shall use all reasonable efforts to minimize payment of local taxes, such as VAT, sales taxes, custom duties and other applicable levies or duties from being charged to Cable System on plant, equipment, spare parts, etc. imported within their country’s taxing jurisdiction.  In addition, each Terminal Party shall ensure that the optimum importation procedures are in place so that all refundable taxes and/or requests for exemptions from local taxes and duties are possible.

7.7           Any such taxes or duties relating to Segment F of the Cable System paid and which are not refundable, shall be cleared for reimbursement through the Central Billing Party.

8.             Costs of Segment F, Allocation and Billing

8.1           The costs, or capital costs, of engineering, constructing, laying, burying, installing and bringing into operation of Segment F, including any additional work or property incorporated in Segment F subsequent to the RFCS Date by agreement of the Parties, shall be borne by the Parties in the proportions set forth in Schedule 2.

8.2           Unless the Management Committee shall otherwise authorize, the Central Billing Party shall promptly render bills to each of the Parties for such a Party’s pro rata share of the costs due and included in the Supply Contract in accordance with Schedule 2 and also any of the costs incurred by the Terminal Parties in accordance with Paragraph 7 for non-supply contract activities, including financial charges attributable to other Parties’ shares of such costs, but not more frequently than once a month and in accordance with Schedule 2.  All bills rendered shall contain sufficient details to substantiate the bills as well as financial charges up to the payable date as a separate item.  On the basis of such bills, each Party shall pay to the Central Billing Party or the billing Party in accordance with billing and payment procedures as determined by the Central Billing Party.

8.3           As soon as practicable, the Central Billing Party shall make such adjustments and render such bills or arrange for such credits as appropriate due to changes in the cost of fixed price items subject to raw material adjustment included in the Supply Contract.

8.4           As soon as practicable after the RFPA Date, the amount of each Party’s share of the costs of Segment F shall be computed by the Central Billing Party, as appropriate, and it shall make appropriate adjustments and render any necessary bills or arrange for any necessary refunds by way of final settlement in order that each Party may bear its proper share of the costs as provided in this Paragraph 8.

8.5           For purposes of this Agreement, financial charges shall be computed, as applicable, at a rate equal to the lowest publicly announced prime rate or minimum commercial lending rate, however described, for ninety (90) day loans in the currencies of Canada, Iceland, United Kingdom, Denmark and Germany of the following banks or bank associations on the fifteenth (15th) day of each month during which the said financial charges apply, computed on a daily basis from the date the object of the said payment was disbursed by the billing Party and until payable by the billed Party.  If the fifteenth (15th) day of the month does not fall on a business day then the applicable rate shall be that of the next business day.

8.5.1        Bills rendered by TELEGLOBE:

National Bank of Canada

8.5.2        Bills rendered by IPT:

The official London Interbank Offer Rate (LIBOR)

8.5.3        Bills rendered by BT:

The official London Interbank Offer Rate (LIBOR)

8.5.4        Bills rendered by TD:

Unibank

8.5.5        Bills rendered by DBPT:

The official Frankfurt Interbank Offered Rate (FIBOR)

In the event that applicable law does not allow the imposition of such financial charges at the rate established in accordance with this Subparagraph 8.5, financial charges shall be at the highest rate permitted by applicable law, which in no event shall be higher than the rate computed in accordance with this Subparagraph 8.5.

8.6           Amounts billed and not paid when due shall incur extended payment charges from the day following the day on which payment was payable and until paid.  For purposes of this Agreement, such extended payment charges shall be computed in accordance with the following:

8.6.1        Bills rendered by TELEGLOBE:

125% of the lowest publicly announced (a) prime rate or (b) minimum commercial lending rate of the bank referenced in Subparagraph 8.5.1 on the day following the date payment of the bill was due.

8.6.2        Bills rendered by IPT:

125% of the  rate specified in Subparagraph 8.5.2 on the day following the date payment of the bill was due.

8.6.3        Bills rendered by BT:

125% of the rate specified in Subparagraph 8.5.3 on the day following the date payment of the bill was due.

8.6.4        Bills rendered by TD:

will accrue at a rate equal to the official discount rate of the Danish National Bank plus an amount in accordance with the Act of the Danish Parliament number 583 dated of January 1986, as amended from time to time, from the day following the date payment was due to the payment is made.

8.6.5        Bills rendered by DBPT:

Will accrue at a rate equal to the official discount rate of the Deutsche Bundesbank plus an amount of 6% on the day following the date payment of the bill was due.

In the event that the applicable law does not allow the imposition of such extended payment charges at the rate established in accordance with this Subparagraph, financial charges shall be at the highest rate permitted by applicable law, which in no event shall be higher than the rate computed in accordance with this Subparagraph 8.6.

8.7           Credits   for refunds of, or bills for financial or extended  payment charges shall not be rendered or imposed on by the Central Billing Party if the amount of charges involved is less than one hundred U.S. dollars (US$100) or its equivalent in another billing currency.

8.8           A bill shall be deemed to have been accepted by the Party to whom it is rendered if that Party does not present a written objection on or before the date when payment is due.  If such objection is made, the Central Billing Party shall make every reasonable effort to settle promptly the dispute concerning the bill in question.  If the objection is sustained and the billed Party has paid the disputed bill, the agreed upon overpayment shall be refunded to the objecting Party by the Central Billing Party promptly together with any financial charges calculated thereon at the rate determined in accordance with Subparagraph 8.5.  If the objection is not substained by the Central Billing Party and the objecting Party has not paid the disputed bill, the billed Party will be charged financial and extended payment charges on the disputed amounts at the rates determined in accordance with Subparagraph 8.5 and 8.6.  Nothing in this Subparagraph shall relieve a Party from paying those parts of a bill that are not in dispute.

8.9           In the case of bills containing costs billed on a preliminary billing basis, appropriate adjustments will be made in subsequent bills promptly after the actual costs involved are determined.

9.             Obligation to Provide Transiting and Other Facilities to Extend Cable System Capacity

9.1           Except as provided in this Subparagraph 9.1, each of the Parties shall in accordance with CCITT recommendations, use all reasonable efforts to furnish and maintain, or cause to be furnished and maintained, in efficient working order for the other Parties or Carrier Users, not from that Party’s country, which may acquire capacity on an Indefeasible Right of Use, herein called “IRU”, basis or other equivalent basis, in the Cable System, for the duration of this Agreement, such facilities in its respective country, as may be reasonably required for extending capacity in the Cable System assigned to such Parties or Carrier Users for the purpose of handling communications transiting its respective country.

9.2           The provision of such facilities shall be the subject of separate agreement acceptable to the affected parties.  No Party shall be required under this Agreement to furnish such facilities in its country to other Parties or Carrier Users from its respective country.

9.3           The facilities provided pursuant to Subparagraph 9.1 shall be suitable for extending capacity in the Cable System and shall be furnished and maintained on terms and conditions other than price which shall be no less favourable than those granted to other Parties or Carrier Users for transmission facilities of similar type and quantity transiting the location concerned.  Such terms and conditions shall not be inconsistent with applicable governmental regulations in the location in which the facilities are located.

9.4           The obligations to provide facilities under this Paragraph 9 shall not necessarily require a Party to make available Synchronous Digital Hierarchy (SDH) structured facilities within its country.

10.           Obligation to Connect the Cable System with Inland Systems

Each of the Parties to this Agreement, at its own expense, on or before the RFPA Date, shall do, or cause to be done, all such acts and things as may be necessary to provide suitable connection of the Cable System with its appropriate inland communication facilities in its operating country.

11.           Assignment and Use of Notional Capacity

11.1         The Notional Capacity in the Cable System shall be jointly or wholly assigned between System Interface locations to the Parties in accordance with Schedules 5.1 to 5.7.  Such assignments represent the intended capacity requirements of the Parties in the Cable System through at least the year 2005.

11.2         Capacity in the Cable System jointly assigned to two Parties shall be considered as consisting of two half-interests in a MIU, with each half-interest assigned to one of the two Parties involved.  Such capacity is assigned to the Parties for provision of telecommunications services between such Parties or Carrier Users.

11.3         Capacity in the Cable System wholly assigned to one Party shall be considered as consisting of two half-interests.  If not acquired as Underwritten Capacity, such Party may prefinance such half-interests in a MIU, with both half-interests for provision of telecommunications services either for that Party’s own use, between such a Party and other Carrier Users or between two Carrier Users.

11.4         A Party may at any time before the RFPA Date make available to other Parties whole or half-interests in wholly assigned MIUs, but not in fractions of wholly assigned MIUs, on an ownership basis.

11.5         At anytime after the RFPA Date a Party may make available to other Parties or to Carrier Users half-interests in wholly assigned MIUs in such a quantity at least equal to its interests in one (1) MIU, on such a basis, other than transfer of ownership interests, as such Party and other Parties or Carrier Users concerned may agree.

11.6         Notwithstanding Subparagraphs 11.4, 11.5 and 11.8:

11.6.1      Terminal Parties at any time may dispose of all available Underwritten Capacity in the relevant Cable System held by them over and above their requirement.  Any Party acquiring capacity from the Underwritten Capacity of a Terminal Party shall be entitled to acquire such capacity on an ownership basis.  Carrier Users shall be entitled to acquire such capacity on such terms and conditions as mutually agreed upon by the affected parties.

11.6.2      After disposition has been made by the Terminal Parties of all available Underwritten Capacity held by them over and above their requirements, no Party may make its interests in any of the MIUs jointly assigned to it available to other Parties or to Carrier Users that are located within a different country from that in which the Party seeking to make available its interests in such MIUs is located until the Notional Capacity of the Cable System has been expanded to the Design Capacity.  However, a Party may make its interests in such MIUs as it may acquire by expansion of the Notional Capacity, available to Carrier Users on such basis, other than by transfer of ownership interests in the Cable System, as such a Party and the Carrier User may agree.

11.6.3      After the Notional Capacity of the Cable System has been expanded to its Design Capacity, any Party may make any of its interests in MIUs available to other Parties or Carrier Users, in such quantity at least equal to its interest in one (1) MIU, other than by transfer of ownership interest(s), as such a Party and other Parties or Carrier Users may agree.

11.6.4      The expansion of the capacity of the Cable System to its Design Capacity as mentioned in Subparagraphs 11.6.2 and 11.6.3 shall exclude the use of 1008 MIUs which is reserved for restoration and of the Intra-Europe Capacity.

11.7         Where capacity is jointly assigned in accordance with Subparagraph 11.2, neither Party may make interests in such capacity available to other Parties or Carrier User without the consent of the other Party to whom the capacity is jointly assigned.

11.8         The Parties agree to a first review of the assignment of capacity set forth in Schedule 5 at a time established by the Management Committee and to reassign the capacity as may be agreed by the Parties affected by such reassignment.  Subsequent reassignment of capacity, if required, shall beat the discretion of the Management Committee.

11.9         Schedules 2, 3, 4 and 5 shall be appropriately modified to reflect any reassignment of capacity on an ownership basis pursuant to this Paragraph 11.

11.10       One or more MIUs assigned between any two Parties shall be arranged in agreement with the T & O Subcommittee such that the higher order VC-4 paths are utilised in an effective manner.  Higher order VC-4 paths shall be able to transport up to 63 MIUs arranged in accordance with CCITT Recommendations G.707–709.  Any two Parties or groups of Parties having assignments between them which are in aggregate equal to or greater than higher order Virtual Containers (VC) may request that their assigned capacity is made available at the higher order VC level.

11.11       Subsequent to the initial arrangement of capacity as provided in Subparagraph 11.10, any two Parties or groups of Parties having assignments between them which are in aggregate equal to or greater than higher order Virtual Container (VC) may request that their assigned capacity is made available at the higher order VC level, provided that:

11.11.1           the agreement of the relevant cable station owner of the Cable System is obtained;

11.11.2            the agreement of other Parties with assigned capacity that would be affected by the proposed rearrangement is obtained; and

11.11.3           all costs arising from the proposed rearrangement are first paid by the Parties requesting it.

11.12       The communications capability of any capacity assigned in Schedule 5 may be optimised by the Party or Parties to whom such capacity is assigned by the use of equipment which will more efficiently use such capacity; provided that the use of such equipment does not cause any interruption of, or interference to, the use of any other capacity in the Cable System or prevent the use of similar equipment by other Parties.  A Party to whom capacity is assigned shall permit the use of such equipment by a Carrier User to which such Party has made available the use of any such capacity, provided that such entity agrees that its use of the equipment will satisfy the conditions set forth in this Subparagraph 11.12.  Such equipment, if used, shall not constitute a part of the Cable System.

12.           Increase of Notional Capacity and Use of Common Reserve Capacity

12.1         The Management Committee, in accordance with Subparagraph 4.3 of this Agreement, may increase the Notional Capacity of the Cable System at the request of any Party.  However, no increase of the Notional Capacity shall be made prior to the disposition of available Underwritten Capacity in the Cable System held by the Terminal Parties over and above their requirements in the Cable System capacity.  The terms and conditions related to the expansion of the Notional Capacity shall be determined by the Management Committee.

12.2         In the event of an increase in the Notional Capacity in accordance with Subparagraph 12.1, payments will be made between and among the Parties as necessary to adjust the contribution to the capital costs of the Cable System theretofore made by each Party to reflect any Party’s revised assignment of capacity in Segment F.  Such payments will be based on terms and conditions to be determined by the Management Committee.  In addition, appropriate adjustments will be made in each Party’s share of the capital costs and of the operating and maintenance costs relating to Segment F thereafter incurred to reflect that Party’s revised assignment of capacity in the Cable System.  In each such case, the relevant Schedules shall be appropriately modified.

12.3         The Common Reserve Capacity of the Cable System between System Interface locations shall be held by the Parties in common and undivided shares in the same proportion as their capacity assignment in the Cable System as per Schedules 5.1 through 5.7.

12.4         Subject to the prior approval by the Management Committee, a proportionate share of the Common Reserve Capacity up to the equivalent capacity limit represented by their respective percentage interests pursuant to Subparagraph 12.3 may be temporarily allocated to individual Parties for utilization without charge for purposes of restoration of telecommunications services provided by those Parties.  The utilization of the Common Reserve Capacity for purposes of restoration, other than as specifically provided for in this Subparagraph 12.4, shall require the concurrence specified in Subparagraph 12.5.  This Subparagraph 12.4 shall not be construed as assuring the availability of Common Reserve Capacity for restoration nor shall it be construed as requiring the provision of any additional facilities.  Any additional costs for the facilities shall be borne by the Parties using the Common Reserve Capacity for restoration pursuant to this Subparagraph 12.4.  This Subparagraph 12.4 shall not be construed as precluding the Parties from agreeing to the establishment of broad-based restoration arrangements using the Common Reserve Capacity.

12.5         The Management Committee may authorize the temporary use of the Common Reserve Capacity for temporary or occasional purposes, including restoration, if the concurrence of at least seventy-five percent (75%) of the total voting interests of the Parties is obtained which must include the concurrence of the relevant Terminal Parties.  With such concurrence, the Management Committee may establish technical, operational and financial procedures for temporary use of the Common Reserve Capacity.

12.6         The Management Committee shall give priority to increases in Notional Capacity pursuant to Subparagraph 12.1 over any utilization of the Common Reserve Capacity pursuant to Subparagraph 12.5.

13.           Increase or Decrease of Design Capacity

13.1         If, subsequent to the RFPA Date, the Design Capacity of the Cable System is increased or decreased pursuant to agreement of the Parties to this Agreement, or otherwise, the additional or reduced Design Capacity will be added to or subtracted from the Common Reserve Capacity.  The Management Committee shall have authority to increase the Design Capacity of the Cable System with the concurrence of at least seventy-five percent (75%) of the voting interests of the Parties which must include the concurrence of the Terminal Parties concerned, in recognition of the potential technical, financial and operational impact on cable station operations.

13.2         In the event that the capacity which the Cable System is capable of providing upon the RFPA Date, or such other date as the Parties may agree, is less than the Notional Capacity specified in Schedule 5.11, or in the event that the capacity which the Cable System is capable of providing during the term of this Agreement is reduced below the Notional Capacity specified in Schedule 5.11 as a result of physical deterioration, or for other reasons beyond the control of the Parties, the capacity assigned to the Parties in accordance with Schedule 5 shall be reduced in the proportion in which the capacity provided was assigned to the Parties immediately preceding such decrease in capacity.  The assignment of fractional interests in capacity less than one (1) MIU resulting from such reduction shall be determined by agreement of the Parties.

13.3         If the capacity of the Cable System is increased beyond its Design Capacity pursuant to the agreement of the Management Committee, the additional capacity which becomes available shall be assigned to the Parties in the proportions in which capacity in the Cable System was assigned to the Parties immediately preceeding such increase.  The assignment of any fractional interests in additional capacity resulting from such increase shall be determined by agreement of the Parties.

13.4         A Party may decline to accept all or any part of its proportionate share of an increase in capacity pursuant to Subparagraph 13.3 provided that it has previously expressed such intentions during the discussion of any proposal to expand the Design Capacity.  If the Party so notifies, it shall not be liable for payments for capital costs attributable to any increase in capacity in which it declined to participate.  Schedule 5 will be appropriately modified to reflect the assignment of capacity pursuant to this Subparagraph 13.4.  Further, a Party not participating fully in the expansion shall receive a proportionate share of the financial adjustments made pursuant to Subparagraph 13.5 of this Agreement by the Parties electing to participate in such expansion.

13.5         In the event of an increase or a decrease in the capacity of the Cable System as provided for in Subparagraphs 13.1, 13.2 and 13.3 of this Agreement, financial adjustments will be made between and among the Parties as necessary to adjust the contribution to the relevant capital costs of Cable System theretofore made by each Party, to reflect any Party’s revised assignment of capacity in the Cable System.  Such financial adjustments shall be determined by the F & C Subcommittee subject to ratification by the Management Committee.  In each such case, Schedules 2, 3, 4 and 5 shall be appropriately modified to reflect the Parties’ interests and share of costs thereafter.

14.           Duties and Rights as to Operation and Maintenance of Segments

14.1         TELEGLOBE shall be solely responsible for the operation and maintenance of Segment A of the Cable System and shall use all reasonable efforts to operate and maintain or cause to be operated and maintained economically such Segment in efficient working order.

14.2         IPT shall be solely responsible for the operation and maintenance of Segment B of the Cable System and shall use all reasonable efforts to operate and maintain or cause to be operated and maintained economically such Segment in efficient working order.

14.3         BT shall be solely responsible for the operation and maintenance of Segment C of the Cable System and shall use all reasonable efforts to operate and maintain or cause to be operated and maintained economically such Segment in efficient working order.

14.4         TD shall be solely responsible for the operation and maintenance of Segment D of the Cable System and shall use all reasonable efforts to operate and maintain or cause to be operated and maintained economically such Segment in efficient working order.

14.5         DBPT shall be solely responsible for the operation and maintenance of Segment E of the Cable System and shall use all reasonable efforts to operate and maintain or cause to be operated and maintained economically such Segment in efficient working order.

14.6         The responsibilities for the operation and maintenance of Segment F shall be performed by the Maintenance Authorities in a manner consistent with applicable international submarine cable maintenance practices and reviewed by the T & O Subcommittee at its discretion.  For the purposes of this Subparagraph 14.6, the Terminal Parties shall be the “Maintenance Authorities” which shall use all reasonable efforts to maintain economically Segment F of the Cable System in efficient working order and with the objective of achieving effective and timely repairs when necessary.  Any of the Maintenance Authorities shall have the right to deactivate Segment F, any Subsegment or any part thereof, in order to perform the duties imposed upon them in this Paragraph 14.  Prior to such deactivation, reasonable notice shall be given and coordination shall be made with the other Parties hereto.

14.7         To the extent possible, sixty (60) days prior to initiating action, the Maintenance Authority involved shall advise the other Parties in writing of the timing, scope and costs of significant planned maintenance operations, of significant changes to existing operations and maintenance methods, and of contractual arrangements for cable ships that will have a significant impact on the operation or maintenance of the Cable System.  Should one or more Parties representing at least ten percent

(10%) of the total voting interest in the Cable System specified in Schedule 2 wish to review such an operation or change prior to its occurrence, the Maintenance Authority involved shall be notified in writing within thirty (30) days of such advice.  Upon such notification, the Maintenance Authority shall convene an ad hoc meeting of the T & O Subcommittee for such review.

14.8         Each Maintenance Authority shall be authorized to pursue claims in its own name, on behalf of the Parties, in the event of any damage or loss to the Cable System Subsegment(s) for which it is responsible.  Each Maintenance Authority shall have authority to file appropriate lawsuits or other proceedings, to settle or compromise any claims and to execute releases and settlement agreements on behalf of the Parties as necessary to effect a settlement or compromise.  Appropriate notification from the Maintenance Authority shall be provided to the Management Committee in consideration of such action.  In addition, the concurrence of the Management Committee shall be obtained prior to settling or compromising any claim on behalf of the Parties.  Any money received by the claimant Party as a result of an award by a competent tribunal or under a settlement approved by all the Parties shall be shared among all the Parties in the proportions of their respective contributions to the operation and maintenance costs of the Cable System, in respect of the Subsegment of Segment F concerned, as set out in Schedule 3.

14.9         Each Party that has designed or procured equipment to be used in the Cable System shall provide all necessary information relating to the operation and maintenance of such equipment to the Maintenance Authority responsible for the maintenance of such equipment and to the Parties using such equipment.  Each Maintenance Authority shall have prompt access to all system maintenance information appropriate to those parts of the Cable System not covered by its authority.

14.10       In no circumstances shall any Party be liable to any of the other Parties for any loss, whether direct or indirect, or damage sustained by reason of any delay in provision, failure in, damage to or breakdown of the facilities constituting the Cable System or any interruption of service, whatsoever may have been the cause of such delay in provision, failure, damage, breakdown, or interruption and for however long it shall last.  In the event of a failure or breakdown of any of such facilities, if a Party responsible for maintaining and operating the facilities involved as specified in Subparagraphs 14.1 through 14.6 of this Agreement fails to restore those facilities to efficient working order and operation within a reasonable time after having been called upon to do so by any other Party to whom capacity is assigned by this Agreement, that other Party may, to the extent that it is practical to do so, place or cause to be placed, such facilities in efficient working order and operation and charge the other Parties their proportionate shares of the cost reasonably incurred in doing so.

14.11       Each Party to this Agreement, at its own expense, shall have the right to inspect from time to time the operation and maintenance of any portion of the Cable System and to obtain copies of the maintenance records.  For this purpose the Maintenance Authorities shall retain significant records, including recorder charts, for a period of not less than five (5) years from the date of the record.  If these records are destroyed at the end of this period, a summary of important items should be retained f or the life of the Cable System.

15.           Allocation and Billing of the Operating and Maintenance Costs of Segment F

15.1         The costs of operating and maintaining Segment F shall be allocated in the proportions specified in Schedule 3.

15.2         The operating and maintenance costs to which Subparagraph 15.1 of this Agreement refers are the costs reasonably incurred in operating and maintaining the facilities involved, including, but not limited to, the cost of attendance, testing, adjustments, storage of plant and equipment, repairs, including repairs at sea, cable ships, maintenance and repair devices that are or may hereafter become available, including standby costs, re-burial and the replacement of plant, tools and test equipment, customs duties, taxes, except income tax imposed upon the net income of a Party, paid in respect of such facilities, appropriate financial charges attributable to other Parties’ shares of costs incurred by a Maintenance Authority at the rate at which the appropriate Maintenance Authority generally incurred such financial charges, supervision, overheads and costs and expenses reasonably incurred on account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by the Parties on account of such claims shall be shared by them in the same proportions as they share the costs of operating and maintaining Segment F under Subparagraph 15.1 of this Agreement.

15.3         The Management Committee may authorize the purchase and use of special tools and test equipment for use on board cable ships and which are required for the maintenance and repair of the Cable System.  The related costs may include, but not be limited to, the costs, or an appropriate share thereof, for the purchase, storage and maintenance of this equipment.  The Management Committee will determine the manner in which these costs will be billed to the Parties.

15.4         The Maintenance Authorities shall render bills to the Parties on a quarterly basis for the following quarter on an estimated basis in accordance with procedures to be established by the Management Committee for the expenditures and receipts herein referred.  From time to time the Maintenance Authorities shall also furnish such further details for such bills as the other Parties may reasonably require.  On the basis of such bills each Party shall pay such amounts as may be owed by the end of the calendar month following the calendar month in which the bills are rendered.

15.5         The billing procedures specified in Subparagraphs 8.5, 8.6, 8.7, 8.8 and 8.9 of this Agreement shall be applicable to all bills rendered pursuant to this Paragraph 15.

16.           Currency and Place of Payment

16.1         Bills rendered under this Agreement shall be rendered in the currency of the country of the billing Party, or the currency in which the cost was incurred provided that such currency is a currency of a Terminal Party or as specified in the Supply Contract.  Bills shall be payable in US currency (US$) regardless of the currency in which the bill is rendered at an exchange rate as determined by the F & C Subcommittee.  The Management Committee may vary these procedures at its discretion.  Bills shall be payable to the designated office or account of the billing Party.

16.2         Unless otherwise designated by the Party concerned, bills rendered under this Agreement shall be addressed to the respective Parties by airmail, copy of which shall be sent by facsimile giving a summary of the payments due and expenses concerned.

16.3         Payments under this Agreement shall be made by bank transfer to the designated bank account indicated in the bills rendered.

16.4         All amounts billed or payable under this Agreement shall be paid in full, free and clear of any taxes, duties or other withholdings.

17.           Use of Segments A, B, C, D and E

17.1         The Terminal Parties shall grant an IRU to each Party to whom capacity in the Cable System is assigned or made available pursuant to this Agreement in Segments A, B, C, D and E in which it has no ownership interest, to the extent required for use of its capacity.  Such IRU shall commence on the RFPA Date or the date a Party first places any of its capacity into operation, whichever occurs first, and such IRU shall continue for the term of this Agreement.

17.2         In the event that an agreement for another cable system utilizing any cable station of the Cable System is terminated prior to the termination of this Agreement; the Terminal Party of Segment A, B, C, D or E, with agreement of the Parties hereto, shall take all necessary measures to ensure that the cable station in question will be available for the Cable System for the duration of this Agreement on fair and equitable terms.  If the cable station in question is not available for the landing and terminating of the Cable System for any reason, the relevant Terminal Party, with agreement of the Parties hereto, shall take all necessary measures to ensure that another appropriate cable station in the country of that Terminal Party will be available for the Cable System for the duration of this Agreement on terms and conditions similar to those contained in this Agreement.

17.3         For the IRU granted in each of the cable stations involved, the Parties hereto shall pay that portion of the capital costs and of the operating and maintenance costs of the cable station, including additions thereto, allocable to the Cable System as set forth in Schedule 4.

17.4         Where the use of a cable station or of certain equipment situated therein, such as power supply or testing and maintenance equipment, is shared by the Cable System and other communications systems terminating at that cable station, the capital costs and the operating and maintenance costs of such shared cable station or equipment, not solely attributable to a particular communications system or systems, shall be allocated among the systems involved in the proportions in which they use the shared equipment or facilities.  For such purpose, the use of a shared cable station or of shared cable station equipment or facilities therein attributable to a particular system shall be determined on the basis of the ratio of: (i) the installed cost of the cable station equipment or facilities, excluding shared equipment or facilities, associated with the particular cable system to (ii) the installed cost of the cable station equipment or facilities, excluding shared equipment or facilities, associated with all systems, including the Cable System, which make use of the shared equipment or facilities.

17.5         Capital costs, as used in this Paragraph 17 with reference to the provision and construction of each of the cable stations, including land, access roads, cable rights-of-way, ducts, equipment and buildings at such station, or causing them to be provided and constructed, or to installing or causing to be installed cable station equipment, shall include all expenditures incurred which shall be fair and reasonable in amount and either to have been directly and reasonably incurred for the purpose of, or to be properly chargeable in respect of, such provision, construction and installation, including, but not limited to, the purchase costs of land, building costs, amounts incurred for development, engineering, design, materials, manufacturing, procurement and inspection, installation, removing, with appropriate reduction of or salvage, testing associated with installation, customs duties, taxes, except income tax imposed upon the net income of a Party, appropriate financial charges attributable to the other Parties share of costs incurred by the Terminal Party at the rate at which such Terminal Party generally incurred such financial charges, supervision, overheads and insurance or a reasonable allowance in lieu thereof.  Losses against which insurance was not provided or for which an allowance in lieu thereof was not taken, shall constitute capital costs.

17.6         Operating and maintenance expenses as used in this Paragraph 17 with reference to the cable station in question are the costs reasonably incurred in maintaining and operating the facilities involved, including, but not limited to, the costs of attendance, testing, adjustments, repairs and replacement, customs duties, taxes, except income tax imposed upon the net income of a Party, paid in respect of such facilities, and costs and expenses reasonably incurred on account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by the Terminal Party on account of such claims.  Costs and expenses and damages or compensation payable to the Terminal Party on account of such claims shall be shared by the Parties acquiring IRU in the relevant cable station in the proportions as they share the costs of operation and maintenance of the cable station.

17.7         A Party using Segment A, B, C, D or E of the Cable System to enter the Cable System shall bear all capital, operating and maintenance costs of that Segment allocable to both half-interests in the capacity jointly assigned or made available to the Party and its correspondent in the Subsegment to which that cable station is connected.

17.8         In the case of wholly assigned or made available capacity, a Party shall bear all capital, operating and maintenance costs of the entering and terminating Segment A, B, C, D or E in proportion to its wholly assigned or made available capacity in the Subsegments to which these cable stations are connected.

17.9         A Party whose traffic transits Segment A, B, C, D or E from one Subsegment to another Subsegment of the Cable System shall not bear any capital, operating and maintenance costs in that cable station to both half interests in the capacity jointly assigned, wholly assigned or made available to that Party and its correspondents.

17.10       Billing and payments due under this Paragraph 17 shall be made in accordance with the following principles or such other billing and payment procedures as may be determined by the Management Committee from time to time:

17.10.1    The Terminal Party shall determine the amount of the initial payment of the net capital costs of the applicable cable station, i.e. capital cost less accrued depreciation determined in accordance with the accounting practices of the Terminal Party, which will be due from the Parties hereto to the parties of other communications systems terminating at that cable station entitled to a share of such payments at the time the IRU commences pursuant to Subparagraph 17.1 of this Agreement.

17.10.2    Sixty (60) days before the RFPA Date, the Terminal Party shall render bills to the Parties hereto, on an actual or preliminary billing basis, as appropriate, for their proportionate shares of the applicable cable station amount referred to in Subparagraph 17.10.1 of this Agreement.  In the case of preliminary bills, appropriate adjustments will be made as soon as practicable after actual costs are determined.

17.10.3    Sixty (60) days before the RFPA Date, the Terminal Party shall render bills to the Parties hereto, on an actual or preliminary basis, as appropriate, for their proportionate shares of the capital cost of the cable station equipment, excluding equipment shared with other cable systems.  In the case of preliminary bills, appropriate adjustments will be made as soon as possible after the actual costs are determined.

17.10.4    The billed Parties shall pay such bills to the Terminal Party on or before the date on which the IRU in the applicable cable station granted to the Parties hereto under this Paragraph 17 becomes effective.  As soon as practicable after receiving such payment, the Terminal Party shall distribute said payments among the Parties to the other communications systems terminating at the respective cable station in the proportions to which they are entitled.

17.10.5    The Parties hereto shall be billed individually for, and shall pay their proportionate share of, the portion of any capital costs of a cable station allocable to this Agreement incurred after the grant to the Parties hereto of an IRU in such cable station becomes effective, and of the portion of the operating and maintenance costs of the cable station allocable to this Agreement commencing at the time such grant becomes effective, in accordance with the applicable billing method specified in Paragraphs 15 and 16 of this Agreement.

17.11       In the event of sale or other disposition of Segments A, B, C, D and E or any part thereof, the Terminal Party shall share with the other Parties hereto any net proceeds, or costs, of such sale or disposition received, or expended, by the owner in the proportions in which costs are allocated among the Parties in the subject of said sale or disposition, as specified in Schedule 4, at the time of the sale or disposition.  Notwithstanding the IRUs or similar rights granted in Segments A, B, C, D and E pursuant to Paragraph 17.1, the title to the lands, buildings and equipments comprising said Segments shall at all times remain vested in the respective Terminal Party.

18.           Keeping and Inspection of Books for Segments A through F

18.1         The Central Billing Party shall keep and maintain such books, records, vouchers and accounts of all such costs with respect to the engineering, provision and installation of those items for a period of five (5) years from the RFPA Date of Segment F as specified in the Supply Contract.

18.2         The Terminal Parties shall each keep and maintain such books, records, vouchers, and accounts of all costs that are incurred in the engineering, provision, and installation of Segments A through F and not included in the Supply Contract, as defined in Paragraph 8 of this Agreement, which they incur directly for a period of five (5) years from the RFPA Date or the date the work is completed, whichever is the latest.

18.3         With respect to the operating and maintenance costs of Segment F, such books, records, vouchers and accounts of costs, as are relevant, shall be kept and maintained by the Terminal Parties for a period of five (5) years from the date on which the corresponding bills to the Parties are rendered.

18.4         Any Party, including the Central Billing Party, keeping and maintaining books, records, vouchers, and accounts of costs pursuant to subparagraph 18.1 of this Agreement shall afford the Parties the right to review or audit said books, records, vouchers, and accounts of costs.  In affording the right to review, any such Party shall be permitted to recover, from the Party or Parties requesting the review, the reasonable costs incurred in complying with the review or audit.  The Party or Parties requesting the review shall bear the entire cost of the review or audit.  Such right shall only be exercisable through the F & C Subcommittee in accordance with the F & C Subcommittee’s audit procedures.

18.5         Any exercising of the right to review specified in this Paragraph 18 shall be effected by periodic audits, as requested by one or more Parties and as directed by the F & C Subcommittee.  The Terminal Parties expressly agree to such audits.

18.6         If requested by the Management Committee, a final audit shall be conducted, and the costs of such audit shall be borne by the Parties in proportion to their ownership interests shown in Schedule 2.

18.7         For those portions of Segment F specified in the Supply Contract, as fixed cost items, the Procurement Group shall ensure that the Supply Contract requires the supplier to keep and maintain records with respect to its respective billing of those items for a period of five (5) years from the RFPA Date of Segment F, as specified in the Supply Contract.

18.8         The Procurement Group shall ensure that the Supply Contract requires the supplier to obtain from its contractor(s) and subcontractor(s) such supporting records, for other than the cost of fixed cost items, as may be reasonably required and to keep and maintain such records for a period of five (5) years from the RFPA Date of Segment F, as specified in the Supply Contract.

18.9         The Procurement Group shall ensure that the Supply Contract shall afford the Parties the right to review the books, records, vouchers and accounts required to be kept, maintained and obtained pursuant to Subparagraphs 18.1, 18.2 and 18.3.

19.           Ratification of Prior Decisions and Actions

Each Party to this Agreement does hereby, and each Additional Party admitted pursuant to Paragraph 25 shall thereby, unconditionally ratify and accept as binding on itself, its successors, permitted assigns or trustees all decisions and actions pursuant to this Agreement theretofore taken directly or indirectly by any other Party or Parties or any committee or subcommittee or group.

20.           Duration of Agreement and Realization of Assets

20.1         This Agreement shall become effective on the 8th day of October, 1992 and shall continue in effect for at least an initial period of twenty-seven (27) years ending on the 8th day of October, 2019.  It shall be terminable thereafter by agreement of the Parties.  Any Party may terminate its participation in this Agreement after the initial period by giving notice in writing to the other Parties at least one (1) year prior to the end of the initial period or at any time thereafter.  Upon the effective date of termination of the participation of a Party, Schedules 1, 2, 3, 4 and 5 of this Agreement will be appropriately modified and the remaining Parties to this Agreement shall assume the capital, operating and maintenance interests of the Party terminating its participation in proportion to their interests assigned immediately preceding such effective date of termination, except for the continuing rights and obligations of the terminating Party as specified in Subparagraphs 20.3, 20.4 and 20.5 of this Agreement.  No credit of capital costs will be made to a Party that terminates its participation in accordance with this Subparagraph 20.1 unless, as a result of such action, all other Parties agree to terminate this Agreement.  Termination of this Agreement or termination of the participation of any Party shall not terminate Subparagraphs 20.3, 20.4 and 20.5 of this Agreement or prejudice the operation or effect thereof or affect or diminish any other right or obligation of any Party hereto accrued or incurred prior to such termination.

20.2         This Agreement may be terminated at any time during the initial period by agreement in writing of all the Parties.  If unanimous agreement cannot be reached between all the Parties for the retirement of the Cable System during its specified useful life, this subject matter will be referred to the Management Committee for resolution in accordance with Subparagraph 4.3 but in this case requiring a ninety percent (90%) majority of the total voting interests as specified in Schedule 2.

20.3         The interests of the Parties or of any Party in Segment F which come to an end by reason of the termination of this Agreement or the termination of the participation of any Party therein shall be deemed to continue for as long as is necessary for effectuating the purposes of Subparagraphs 20.4 and 20.5 of this Agreement, and Segment F shall accordingly thereafter be held as respects such interests upon the appropriate trusts by the Parties who are the owners thereof.  Should the doctrine of trusts not be recognized under the laws of the country where the property to which such interests relate is located, then the Party or Parties who are the owners thereof shall nevertheless be expressly bound to comply with the provisions of Subparagraphs 20.4 and 20.5 of this Agreement.

20.4         Upon termination of this Agreement, the Parties shall use all reasonable efforts to liquidate within one (1) year such assets of Segment F as may then exist by sale or other disposition between the Parties or any of them or by sale to other entities or persons, but no sale or disposition shall be effected except by agreement between or among the Parties to this Agreement who have interests in the subject thereof at the time this Agreement is terminated.  In the event agreement cannot be reached, the decision will be made in accordance with Subparagraph 4.3 of this Agreement.  The net proceeds, or costs of every sale or other disposition shall be divided between or among the Parties to this Agreement in proportion to the percentages shown on Schedule 2 immediately prior to the first time any Party terminates its participation in this Agreement or if this Agreement is terminated pursuant to Subparagraph 20.1, whichever occurs first.  The Parties shall execute such documents and take such action as may be necessary to effectuate any sale or other disposition made pursuant to this Paragraph 20.

20.5         Unless the Management Committee shall otherwise determine, a Party’s termination of its participation in this Agreement or the termination of this Agreement pursuant to subparagraph 20.1, or a Party’s default, shall not relieve that Party or the Parties hereto from any liabilities arising on account of claims made by third parties in respect of such facilities or any part thereof and damages or compensation payable on account of such claims, or any amounts due related to the Party’s pro rata share of costs pursuant to Paragraphs 7, 8 and 15, or obligations which may arise in relation to the Cable System due to any law, order or regulation made by any government or supranational legal authority pursuant to any international convention, treaty or agreement.  Any such liabilities or costs incurred or benefits accruing in satisfying such obligations shall be divided among the Parties hereto in the proportions in which such Parties’ ownership interests are specified in Schedule 2 immediately prior to the first time any Party terminates its participation in this Agreement or this Agreement is terminated, pursuant to Subparagraph 20.1, whichever occurs first.

21.           Obtaining of Approvals

21.1         The performance of this Agreement by the Parties is contingent upon the obtaining and continuance of such governmental approvals, consents, authorizations, licenses and permits as may be required or be deemed necessary by the Parties and as may be satisfactory to them.

21.2         Each Party in its respective country shall be responsible for matters relating to the obtaining and continuance of governmental approvals, consents, authorizations, licenses and permits for the construction and utilization of the Cable System and the Parties shall use all reasonable efforts to obtain and to have continued in effect such approvals, consents, authorizations, licenses and permits for the construction and utilization of the Cable System.

22.           Relationship Between and Among the Parties

The relationship and common enterprise between and among the Parties hereto shall not be that of partners and shall be limited to the express provisions of this Agreement.  Nothing herein contained shall be deemed to constitute a partnership or société de fait between and among them or to merge their assets or their fiscal or other liabilities or undertakings, nor shall it allow a Party to act as a mandatory or agent of any one Party or all of them, except to the extent specifically permitted hereunder.

23.           Assignment of Rights and Obligations

Except as otherwise provided in Paragraphs 11, 12, 13, 17, 24 and 25 of this Agreement, during the continuance of this Agreement no Party shall, without the consent of the other Parties, sell, assign, transfer, or dispose of its rights or obligations under this Agreement or of any interest in the Cable System except to a successor, statutory assignee, subsidiary of such Party or a corporation controlling, or under the same control as such Party, in which case written notice shall be given in a timely manner by the Party making said sale, assignment, transfer or disposition.

24.           Default

24.1         If any Party fails to make any payment required by this Agreement on the date when it is due and such default continues for a period of at least two (2) months after the date when payment is due, the Central Billing Party or any other billing Party shall notify the billed Party in writing of its intent to notify the Management Committee of the status of the matter and to request the reclamation of capacity, as provided for in this Paragraph 24, if full payment is not received within four (4) months of such notification to the billed Party.  If full payment is not received within such specified period, the Central Billing Party or the billing Party concerned may notify the Management Committee of the status of the matter and request that the Management Committee reclaims the capacity in the Cable System assigned to the defaulting Party.

24.2         The Management Committee shall have the option of reclaiming the capacity assigned to a Party that is in default of this Agreement, if such default has existed for a period of six (6) months.  The Management Committee shall consider any extenuating circumstances not within the specific control of the defaulting Party in determining whether or not to reclaim the capacity assigned to such defaulting

Party.  If the Management Committee reclaims any capacity in the Cable System assigned to such defaulting Party pursuant to this Agreement, reclaimed capacity shall be reassigned by the Management Committee to the remaining Parties hereto on terms mutually acceptable to those Parties holding matching half interest with such defaulting Parties and such remaining Parties; and the remaining Parties shall not be obligated to make any payments to the defaulting Party for the reclaimed capacity.  Furthermore, all previous payments made by the defaulting Party shall be forfeited to the benefit of all remaining Parties if the reclaimed capacity is in Segment F and to the benefit of the Terminal Party concerned if the reclaimed capacity is in a cable station.  Except as provided in Subparagraph 20.5, the rights or obligations under this Agreement of a defaulting Party shall terminate as of the time the Management Committee reclaims all of the capacity previously assigned to the defaulting Party.  This Agreement and its Schedules shall be appropriately amended to reflect the default of a Party and the reassignment of the interest herein of such defaulting Party to succeeding Parties.

25.           Admission of Additional Parties

25.1         Each of the Parties to this Agreement may invite Carrier Users to become Parties hereto up to the RFPA Date provided that the agreement of the Terminal Parties has been obtained and the following conditions are met:

25.1.1      The additional Party agrees to acquire an investment share corresponding to the quantity of MIUs to meet its needs for the Cable System through at least the year 2005;

25.1.2      agreement is reached between all of the Parties whose MIU assignments in Schedules 5 will be changed by admitting an additional Party;

25.1.3      payment is made by the additional Party of its proportionate share in consequence of the admission of such additional Party, of costs or capital costs already incurred under this Agreement;

25.1.4      that such additional Party accept the terms and conditions of this Agreement and the decisions already taken by the Parties, including all decisions by the Management Committee the Subcommittees and the Procurement Group in relation to the Cable System.

25.2         All Parties to this Agreement shall have the same rights and obligations regardless of the date of their signing this Agreement, except as otherwise stated herein.

25.3         Additional Parties to this Agreement shall be admitted by Supplementary Agreements hereto, together with appropriately modified Schedules 1, 2, 3, 4 and 5.  TELEGLOBE, IPT, BT, TD and DBPT shall sign such Supplementary

Agreements on behalf of the existing Parties provided that any Party having its MIU assignments affected also sign such Supplementary Agreements.  TELEGLOBE shall be responsible for distributing certified copies of such Supplementary Agreements to each Party hereto.

26.           Waiver

Silence, lateness to invoke or the waiver by any Party, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provision, right, or privilege hereunder.

27.           Sharing of Contractual Obligations and Liability

27.1         Each Party shall indemnify and shall keep indemnified and hold harmless the other Parties and each of their employees, servants and agents to the extent hereinafter agreed, from and against all claims, demands, actions, suits, proceedings, writs, judgements, orders and decrees brought, made or rendered against them or any of them and all damages, losses and expenses suffered or incurred by them or any of them howsoever arising out of or related to any respect of providing, constructing and maintaining the Cable System.

27.2         If a Party assumes obligations, commits monies in the name of or on behalf of the other Parties pursuant to this Agreement or to an assignment under the provisions of this Agreement, or is obliged by final judgement of a competent tribunal or under a settlement by the Management Committee to discharge any claim in damages or other liability, including costs or expenses associated therewith to any person or entity which is not a Party to this Agreement and resulting from any aspect of providing, constructing, laying or installing the Cable System or of its operation and maintenance, that Party shall be entitled to reimbursement from the other Parties in the proportions set forth in Schedule 2.

27.3         If a claim, demand, action, suit, proceeding, writ, judgement, offer or decree as referred to Subparagraph 27.1 is brought, made or rendered against a Party, or if any Party suffers or incurs any damages, losses or expenses in respect thereof, that Party shall, as a condition of reimbursement under Subparagraph 27.2, immediately notify all other Parties and give them the opportunity to advise and recommend through the Management Committee on the means to defend or to settle same and, to the extent permitted by the relevant jurisdiction, to be joined in any proceedings relating thereto.

27.4         Except as provided for in Subparagraph 14.8, as a precondition of the initiation of any legal proceedings by any Party or Parties on behalf of and for the benefit of any other Party or Parties, the Party or Parties planning to initiate such proceedings shall give notice, appropriate under the circumstances, to all other Parties.

27.5         The costs and benefits of any proceedings referred to in Subparagraph 27.4 shall be shared among the Parties in the manner described in Subparagraph 27.2.

27.6         Notwithstanding the above, where a claim is brought against a Terminal Party in respect of a sacrificed anchor and/or loss of, or damage to, fishing gear, that Terminal Party may settle such a claim for an amount no greater than two hundred thousand US dollars (US$ 200,000) or an equivalent amount in another currency, or such other amount as agreed by the Management Committee from time to time, and obtain reimbursement under Subparagraph 27.2.

28.           Settlement of Disputes

28.1         If a dispute should arise under this Agreement between or among the Parties, they shall make every reasonable effort to resolve such dispute.  However, in the event that they are unable to resolve such dispute, the matter shall be referred to the Management Committee which shall either resolve the matter or determine the method by which the matter should be resolved.

28.2         The performance of this Agreement by the Parties shall continue during the resolution of any dispute.

29.           Paragraph Headings

The headings of the paragraphs do not form part of this Agreement and shall not have any effect on the interpretation thereof.

30.           Execution of Agreement and Amendments

30.1         This Agreement shall be executed in the English language, in twenty (20) originals, one for each Party.  Amendments to this Agreement and Supplementary Agreements shall be executed in one (1) original and TELEGLOBE shall be the custodian of such Amendments or Supplementary Agreements and shall provide a true copy to any Party upon request.

30.2         This Agreement and any of the provisions hereof may be altered or added to only by another agreement in writing signed by all Parties.

30.3         Subparagraph 30.2 shall not apply to any Schedule modified in accordance with any other provision of this Agreement and any Schedule so modified shall be deemed to be a part of this Agreement in substitution for the immediately preceding version of that Schedule.

30.4         If any difference shall arise between or among the Parties or any of them respecting the interpretation or effect of this Agreement or any part or provision thereof or their rights and obligations thereunder, and by reason there shall arise the need to decide the question by what municipal or national law this Agreement or such part or provision thereof is governed, the following facts shall be excluded from consideration, namely, that this Agreement was made in a particular country and that it may appear by reason of its form, style, language or otherwise to have been drawn preponderantly with reference to a particular system of municipal or national law; the intention of the Parties being that such facts shall be regarded by the Parties and in all courts and tribunals wherever situated as irrelevant to the question aforesaid and to the decision thereof.

31.           Successors Bound

This Agreement shall be binding on the Parties, their successors, and permitted assigns.

32.           Severability

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unforceable the entire Agreement but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the Parties shall be construed and enforced accordingly.

33.           Treatment of the Intra-Europe Capacity

33.1         The Intra-Europe Capacity, shall be assigned to the Initial Intra-Europe Parties in accordance with Schedules 5.8, 5.9 and 5.10.  Such assigned capacity shall be paid by the Initial Intra-Europe Parties to the Central Billing Party as a fixed lump sum contribution of US$10,000,000.  Such fixed lump sum shall be payable in three installments by the Initial Intra-Europe Parties US$3,400,000, US$3,300,000 and US$3,300,000, within 45 calendar days, 180 calendar days and 365 calendar days respectively from the effective date of this Agreement.

33.2         The fixed lump sum contribution shall be credited to the total cost of the Cable System and shall be used by the Central Billing Party to reduce billing amounts to all Parties on a pro rata basis in accordance with Schedule 2.

33.3         Notwithstanding Paragraph 11, the Initial Intra-Europe Parties shall be solely responsible to use, administer, sell, assign and dispose of such Intra-Europe Capacity in accordance with the conditions of this Agreement, mutatis mutandis.

33.4         The Initial Intra-Europe Parties shall invite other Parties or Carrier Users to invest in the Intra-Europe Capacity, either on an ownership basis or IRU basis.  Transfer of capacity on an ownership basis shall be before the RFPA date and by means of a Supplementary Agreement.  Only one such Supplementary Agreement shall be entered into for such transfer of Intra-Europe Capacity.

33.5         Such transfer of capacity on an ownership basis shall be at cost plus appropriate financial charges in accordance with Paragraph 8 of this Agreement.

33.6         Operating and maintenance costs of the Intra-Europe Capacity are included in Schedule 3.

33.7         In the event of any increase in cost for Subsegments F4, F5, F6 and F7 from the budgeted costs, the increase in cost shall be borne proportionately by the Parties and the Intra-Europe Parties on the basis of capacity assignment in such Subsegments.

33.8         The Intra-Europe Capacity shall not be increased in the event that the Notional Capacity or the Design Capacity of the Cable System is increased.  However, in the event that the Notional Capacity of the Cable System is reduced as a result of physical deterioration or for other reasons beyond the control of the Parties on those Subsegments on which the Intra-Europe Capacity is made available, then the Intra-Europe Capacity shall be reduced in the same proportion that the Notional Capacity of those Subsegments.

34.           Treatment of the Faroe Islands

34.1         The Parties agree to modify the Cable System configuration in order to include a connection to the Faroe Islands as part of the Cable System.

34.2         Said agreement is conditional to treating the inclusion of the Faroe Islands in a manner such that the transatlantic MIU capacity unit cost will not increase.

34.3         The inclusion of the Faroe Islands as part of the Cable System shall be the subject of a Supplementary Agreement.

35.           Entire Agreement

This Agreement supersedes the MOU, the Supplemental MOU and all prior oral or written understandings between the Parties and constitutes the entire agreement between the Parties with respect, to the subject matter of this Agreement.  This Agreement includes the following documents which are attached hereto and incorporated herein by reference:

Schedule 1	–	Initial Parties to the CANTAT-3 Construction and Maintenance Agreement
Schedule 2	–	Voting and Ownership Interests and Allocation of Capital Costs in the CANTAT-3 Cable System
Schedule 3	–	Allocation of Operating and Maintenance Costs of Segment F
Schedule 4	–	Allocation of Capital, Operating and Maintenance Costs of Segments A, B, C, D and E
Schedule 5	–	Assignments of MIUs in the CANTAT-3 Cable System

Annex I	–	Subcommittees Mandate and Terms of Reference
Annex II	–	Mandate and Terms of Reference for the Procurement Group
Annex III	–	Terms of References for the Central Billing Party for Supply Contract and Non-Supply Costs of the Cable System
Annex IV	–	Cable System Configuration

36.           Testimonium

IN WITNESS WHEREOF, the Parties hereto have severally subscribed these presents or caused them to be subscribed in their names and on their behalf by their respective officers thereunto duly authorized.

For and on behalf of

ADMINISTRATION DES POSTES ET TÉLÉCOMMUNICATIONS DU GRAND-DUCHÉ

DE LUXEMBOURG

By:

For and on behalf of
BELGACOM

By:

For and on behalf of
BUNDESMINISTERIUM FUER OEFFENTLICHE WIRTSCHAFT UND VERKEHR, GENERALDIREKTION FUR DIE POST-UND TELEGRAPHENVERWALTUNG

By:

For and on behalf of
BRITISH TELECOMMUNICATIONS plc

By:

For and on behalf of
DACOM CORPORATION

By:

For and on behalf of
DEUTSCHE BUNDESPOST TELEKOM

By:

For and on behalf of
ENTREPRISE DES POSTES, TÉLÉPHONES ET TÉLÉGRAPHES SUISSES

By:

For and on behalf of
GENERAL DIRECTORATE OF POSTS AND TELECOMMUNICATIONS

By:

For and on behalf of
ITALCABLE S.p.A

By:

For and on behalf of
Korea Telecom

By:

For and on behalf of
MCI INTERNATIONAL, INC.

By:

For and on behalf of
MERCURY COMMUNICATIONS LIMITED

By:

For and on behalf of
NORWEGIAN TELECOM

By:

For and on behalf of
POSTS AND TELECOMMUNICATIONS OF FINLAND

By:

For and on behalf of
RUSSIAN FEDERATION

By:

For and on behalf of
SPRINT COMMUNICATIONS COMPANY. L.P.

By:

For and on behalf of
TELECOM DENMARK Ltd.

By:

For and on behalf of
TELEGLOBE CANADA INC.

By:

For and on behalf of
TELEKOMUNIKACJA POLSKA S.A.

By:

For arid on behalf of
TRT/FTC COMMUNICATIONS, INC.

By: